Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2010 Third Quarter Sales of $28.5 Million and Net
Income of $3.8 Million
SCOTTSDALE, AZ January 25, 2010; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products, today announced financial results for its fiscal third quarter and nine months ended December 31, 2009. Third quarter revenue decreased 26% to $28.5 million compared to $38.7 million for the comparable quarter in the prior year. The Company reported net income for the quarter of $3.8 million, or $0.41 per diluted share, compared to net income of $4.8 million, or $0.50 per diluted share, for the quarter ended December 31, 2008.
The decreased sales in the quarter ended December 31, 2009 versus the prior year is primarily attributable to the previously announced loss of nasal Cold Remedy products, which were withdrawn from the market in June 2009. Nasal Cold Remedy sales accounted for approximately 40% of net sales in the prior fiscal year. Partially offsetting the loss of nasal Cold Remedy sales was a 62% increase in oral Cold Remedy unit sales in the quarter ended December 31, 2009 over the quarter ended December 31, 2008.
For the nine months ended December 31, 2009, the Company reported net sales of $61.0 million and a net loss of $13.9 million, or $(1.51) per diluted share, which includes a $9.0 million charge for the recall of Cold Remedy Nasal Gel and Cold Remedy Swabs as well as charges of approximately $23.9 million for the impairment of goodwill and certain tangible and intangible assets recorded in the quarter ended June 30, 2009. This compares to net sales of $80.8 million and net income of $10.7 million, or $1.12 per diluted share, for the nine months ended December 31, 2008.
Bill Hemelt, President and Chief Executive Officer, said, “With the discontinuance of our nasal Cold Remedy products, we are pleased that our Zicam Cold Remedy oral delivery products are gaining market share. For the 12 weeks ended December 27, 2009, retail unit sales (three-outlet syndicated scanner data, not including Wal-Mart or club stores) of Zicam Cold Remedy oral delivery products increased approximately 16%, while the total cough/cold category increased approximately 5% compared to the prior year. We attribute the market share gains to increased in-store promotion, advertising, and conversion of consumers of nasal Cold Remedy products to our oral delivery forms. During the quarter ended December 31, 2009 retailers increased their inventory of cough/cold products, which we believe resulted in increased unit sales during the quarter.”
Mr. Hemelt continued, “Average gross margin was 73% for the quarter ended December 31, 2009, compared to the 71% average gross margin realized in the quarter ended December 31, 2008. The higher gross margin was primarily due to the mix of products sold and cost reductions achieved on oral Cold Remedy products over the past year. Operating expense continued to be negatively impacted by high legal expense primarily associated with product liability, securities litigation, and FDA matters. Together, those amounted to approximately $1.8 million in legal expense in the third quarter of fiscal 2010. We anticipate legal expense will continue to average between $1.5 and $2.0 million per quarter. At December 31, 2009, the Company had $33.3 million in cash and certificates of deposit.”
The incidence of colds historically increases in the January through March quarter and we anticipate spending approximately $10 million on marketing activities during the quarter ending March 31, 2010 to further support our oral Cold Remedy products. The Company is now executing operating plans that reflect fiscal 2010 revenue in the $68 million to $72 million range. Due to the high level of marketing support planned for the fourth quarter relative to anticipated sales, the Company expects to incur a sizable loss in that quarter.

There will be a teleconference Tuesday, January 26, 2010 at 11:00 a.m. EDT to discuss third quarter fiscal 2010 financial results. To access the teleconference, please call (888) 452-4006 (domestic) or (719) 457-2602 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 2094143, for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

	Three months	Three months	Nine months	Nine months
	ended Dec. 31,	ended Dec. 31,	ended Dec. 31,	ended Dec. 31,
($000s)	2009	2008	2009	2008
Net Sales	$28,463	$38,702	$61,006	$80,842
Cost of Sales	7,650	11,204	17,273	24,778

Gross Profit	20,813	27,498	43,733	56,064
Selling, General & Administrative	14,068	18,870	40,706	36,169
Research and Development	543	797	1,897	2,550
Impairment of Long-lived Assets	—	—	23,867	—

Income (Loss) from Operations	6,202	7,831	(22,737)	17,345
Total Other Income	33	48	119	240

Net Income (Loss) Before Tax	6,235	7,879	(22,618)	17,585
Income Tax Expense	2,409	3,128	(8,691)	6,858

Net Income	$3,826	$4,751	$(13,927)	$10,727

Net Income (Loss) per Diluted Share	$0.41	$0.50	$(1.51)	$1.12
Average Shares Outstanding (mil)	9.2	9.4	9.2	9.6
Selected Balance Sheet Information

	Dec. 31, 2009		Dec. 31, 2008
($000s)	(Unaudited)	March 31, 2009	(Unaudited)
Cash and Certificates of Deposit	$33,270	$40,015	$30,666
Accounts Receivable — Trade	$15,787	$14,769	$25,084
Inventory	$5,340	$7,740	$10,456
Total Assets	$73,536	$91,360	$92,231
Current Liabilities	$12,247	$15,477	$17,741
Working Capital	$53,529	$52,075	$52,695
Total Debt	$0	$0	$0
Shareholders’ Equity	$61,289	$73,077	$72,395
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, 602-385-8888, or Bill Barba, Treasurer, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income (loss) expectations for the fiscal year ending March 31, 2010; (ii) our expectations regarding Cold Remedy product sales and the resulting impact on our operations and financial results; (iii) our expectations regarding advertising and marketing of our products in the fiscal fourth quarter; and (iv) our expectations regarding legal expenses. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability, advertising, and securities litigation; (f) regulatory issues or public relations challenges, including those associated with the FDA’s June 2009 warning letter, requiring the withdrawal of our nasal Cold Remedy products; (g) the possibility of delays or other difficulties in selling our products or in implementing new product improvements and introducing to the marketplace new products and brands; (h) the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the product withdrawal associated with the FDA’s warning letter, may exceed expected amounts; (i) the possibility of future product recalls; (j) increased competition from private label manufacturers; and (k) the possibility that adverse economic conditions may affect consumer demand. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 8, 2009, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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